Exhibit 1

Enerplus Resources Fund
The Dome Tower
3000, 333-7th Avenue SW
Calgary, Alberta T2P 2Z1
Tel 403.298.2200
Fax 403.298.2211
www.enerplus.com

April 17, 2006
FOR IMMEDIATE RELEASE
Enerplus Resources Fund
TSX: ERF.UN
NYSE: ERF

ENERPLUS ANNOUNCES EXECUTIVE APPOINTMENT

Mr. Gordon J. Kerr, President & Chief Executive Officer of Enerplus Resources Fund (“Enerplus”) is pleased to announce the promotion of Mr. Garry Tanner to the position of Executive Vice President and Chief Operating Officer of Enerplus.

Mr. Garry Tanner joined the Enerplus group of companies in September of 2000 and prior to this appointment served as Senior Vice President and Chief Operating Officer of Enerplus. Previous to Enerplus, Mr. Tanner was a Senior Vice President for EnCap Investments, L.C., a leading oil and gas private equity firm and wholly-owned subsidiary of El Paso Energy in Houston, Texas. Prior to joining EnCap in 1997, he worked for 13 years in various upstream engineering and management positions with Exxon Company, USA. He holds a Bachelor of Science (Distinction) degree in Chemical Engineering from the University of Kansas and a Masters degree in Business Administration (Distinction) from the University of Texas.

In addition to his existing responsibilities, Mr. Tanner will have increased responsibility associated with the strategic growth objectives of the Fund.

Mr. Kerr congratulates Mr. Tanner on his appointment.

For further information, please contact the Investor Relations Department at 1-800-319-6462.

Except for the historical and present factual information contained herein, the matters set forth in this news release, including words such as “expects”, “projects”, “plans” and similar expressions, are forward-looking information that represents management of Enerplus’ internal projections, expectations or beliefs concerning, among other things, future operating results and various components thereof or the economic performance of Enerplus. The projections, estimates and beliefs contained in such forward-looking statements necessarily involve known and unknown risks and uncertainties, which may cause Enerplus’ actual performance and financial results in future periods to differ materially from any projections of future performance or results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, those described in Enerplus’ filings with the Canadian and U.S. securities authorities. Accordingly, holders of Enerplus Trust Units and potential investors are cautioned that events or circumstances could cause results to differ materially from those predicted.